UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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STRATEGIC REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

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Strategic Realty Trust, Inc.

www.srtreit.com

Press Release	Contact:
Andrew Batinovich
(650) 343-9300
andrew.batinovich@glenborough.com

Strategic Realty Trust, Inc. Adopts Changes to Protect Shareholders under Maryland Law

San Mateo, CA – November 1, 2013 - Strategic Realty Trust, Inc. (“SRT,” or the “Company”) announced today that it had elected to be governed by all of the provisions of the Maryland Unsolicited Takeover Act (“MUTA”). The SRT board of directors decided to take this and other steps described below to protect stockholders from a hostile takeover attempt of SRT by Mr. Thompson in light of the following facts:

•	The Financial Industry Regulatory Authority, FINRA, accused Mr. Thompson of fraud and other violations of the federal securities laws and FINRA’s rules.

•	Mr. Thompson paid fees to himself before they were earned, causing our auditors to refuse to accept certifications signed only by Mr. Thompson. (After our auditors discovered the wrongful payments, Mr. Thompson sought to have our auditors fired.)

•	With his financial problems mounting, Mr. Thompson took a significant fee ($775,000) by recommending and effecting a risky investment (the Lahaina Gateway Center acquisition) that led to the violation of loan covenants, which forced us to cease dividend payments under the terms of our credit agreement and cost your Company millions of dollars.

•	Thompson National Properties, the holding company through which Mr. Thompson conducts his business, is apparently insolvent, with a negative net worth of over $40 million as of 2012 based on FINRA’s investigation.

John B. “Jack” Maier, II, Chairman of the Board of SRT, had the following comments about the move: “As was the case when the board acted to remove Mr. Thompson’s affiliates in the first instance, we believed that this step was necessary to protect our shareholders and their investment in the Company.  MUTA was designed to protect shareholders, and the board  became convinced that opting into MUTA was absolutely in the best interest of our shareholders after we saw what we believe to be numerous false and misleading statements in Tony Thompson’s solicitation materials.”

Andrew Batinovich, SRT’s Chief Executive Officer and CFO added: “Mr. Thompson’s hostile takeover threats have had, and will continue to have, negative impacts on the day-to-day operation of the Company. Our costs will increase dramatically as a result of the expenses associated with defending against his takeover attempt. Further, we are concerned with possible reactions of the Company’s lenders, auditors and other significant business partners to Mr. Thompson’s hostile acts. By opting into MUTA, we hope to reduce costs while increasing the Company’s stability and attractiveness to our business partners. ”

Maryland, the state in which the Company was incorporated, adopted MUTA to protect shareholders against the potential abuses of unsolicited takeovers. The Company, in full compliance with Maryland law, has elected to be governed by the following provisions of MUTA:

•	Dividing the board of directors into three classes with staggered terms so that only one class of directors will be up for election at each annual meeting and so that directors may only be removed for cause;

•	Requiring a two-thirds vote for removal of directors;

•	Requiring that special shareholder meetings called at the request of shareholders may only be called by the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting.

The board of directors has also reduced the size of the board from five to four members effective as of the 2013 annual meeting of stockholders. As a result of these actions, only Mr. Batinovich’s board seat will be up for election at the annual meeting. The board of directors has amended the Company’s bylaws to permit the Thompson group an additional 10 days to amend its nomination of directors to account for the reduced number of board seats up for election at the 2013 annual meeting.

Mr. Batinovich added: “SRT is at a critical juncture. We urge shareholders to protect their investment and disregard the orange written request card received from the Thompson group. Shareholders are encouraged to visit the Investor Information section on our website http://streit.com to access more information about the Company and the unsolicited takeover attempt.”

If shareholders have any questions, please contact Mackenzie Partners, Inc. at (800) 322-2885 toll-free or at (212) 929-5500 or by email at proxy@mackenziepartners.com.

Important Additional Information:

SRT expects to solicit revocations of written requests pursuant to a proxy statement to be filed with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information. SRT, its independent directors and its executive officers are, and SRT Advisors, LLC and Glenborough, LLC may be deemed to be, participants in such solicitation. Stockholders may obtain additional information regarding such participants and their interests from the proxy statement, when it is available, and from SRT’s periodic reports filed with the SEC. The periodic reports are available, and the proxy statement and other relevant documents will be available, at no charge at the web site of the SEC at www.sec.gov.

Forward Looking Statements:

This letter contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can be generally identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “strive,” “continue” or other similar words. Readers of this letter should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, the outcome of litigation that may be associated with the hostile takeover attempt. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.